Exhibit 10.6

SALES & PURCHASE AGREEMENT

This is an AGREEMENT made this 28th day of January 2022, by and between FGI Industries, Ltd. whose registered address is P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands (hereinafter referred to as "FGI") and Foremost Worldwide Co. Ltd., whose address is Flat B, 4/F, Carbo Mansions, 325 Queen’s Road Central, Hong Kong, China (hereinafter referred to as "FWW").

WHEREAS FWW is engaged in the worldwide distribution, sourcing and export of products including, but not limited to, wooden furniture and cabinetry for the bath and kitchen markets (hereinafter referred to as “Products”);

WHEREAS FGI is engaged in the worldwide sales, marketing and distribution of Products;

WHEREAS FWW desires to sell its Products to FGI and FGI desires to purchase such Products from FWW in accordance with the terms and conditions set out in this Agreement;

WHEREAS both Parties agree that payment for Products under this Agreement will override and negate any obligations for FGI to pay FWW per terms of a Global Sourcing and Purchase Agreement, executed on the 14th day of January 2022, between FGI and FWW (“Sourcing Agreement”) and that payment for products not covered by this Agreement will continue to abide by the terms of the Sourcing Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants set forth herein, the parties agree as follows:

1.	Orders

1.1	Orders for Products (“Product Orders”) shall be binding once these have been placed by FGI and confirmed by FWW.

1.2	Product Orders can only originate from the manufacturers as stipulated in the Appendix attached herein.

1.3	Product Orders should only be passed on to subcontractors with the approval of FGI. In such an event FWW shall be liable for the deliveries of its subcontractors in the same manner as if the deliveries were made by itself. FWW shall also be liable for adherence to the provisions of Section 4 - 6.

2.	Prices and Payment Terms

2.1	The prices for Products sold by FWW to FGI are based on an agreed mark-up percentage over and above the “free on board” sales in USD (“FOB Sales”) that FWW provides to FGI (hereinafter referred to as a “Mark-Up” as detailed in the Appendix).

2.2	FOB Sales is defined as the quantity sold by each manufacturer in the Appendix to FWW at the accepted order price, including charges for freight, shipping, taxes, insurance, and minus the application of any prompt payment discounts, other discounts, returns, cost of display, store set up, return freight, and other allowances or bad debts.

2.3	In instances where the Mark-Up may not be appropriate, FGI and FWW may negotiate mutually-acceptable terms.

2.4	The payment of the invoices by FGI shall be performed within the payment term(s) specified in the Product Orders or as agreed to between the respective parties. Other terms and conditions of payment, in particular down payments and advance payments, shall be subject to express written agreement.

3.	Delivery

3.1	The agreed delivery deadlines of FWW Products to FGI shall be binding. Should FWW anticipate that delivery within the set deadline is not possible, FWW must notify FGI of the situation without delay, specifying the reasons and the likely duration of the delay (hereinafter referred to as “Notification”).

3.2	FGI shall be entitled to respond to the Notification by withdrawing from the individual order and reserving the rights to claim damages in the event that the delay is not caused by FGI. Should FGI not respond to the Notification made by FWW, such silence shall not be taken as implicit approval of the postponement of the delivery deadline and/or the waiving of the rights specified under Section 3.2. Should FWW fail to adhere to the agreed delivery deadlines, FGI shall be entitled either to refuse the delayed delivery or to insist upon the delivery being made.

3.3	Partial or advance deliveries as well as over or under deliveries shall only be permitted with the express approval of FGI. The deliveries must be performed in the packaging and format required by FGI.

4.	Guarantees and Defectives

4.1	FWW shall guarantee the following to FGI:

a)	That the delivered Products do not contain any material defects which diminish their value or their suitability for the intended purpose;

b)	That the delivered Products possess the warranted qualities and the contractually-agreed upon specifications; and

c)	Furthermore that the delivered Products comply with all relevant regulatory and legal requirements within the relevant jurisdictions within which such Products are sold.

4.2	FGI shall generally examine the delivered Products within fourteen (14) days of the delivery (“Inspection Period”) in order to ascertain that Products conform to the expectations of the Product Order. In the event of there being a public holiday, this deadline shall be extended accordingly. Should FGI ascertain defects to the delivered Products (“Defective Products”) during the Inspection Period, FGI shall notify FWW of such fact without delay and shall assert such rights as it is entitled to under this Section. In the case of deliveries made direct to its customers, FGI shall be entitled to cause these checks to be performed prior to dispatch or to delegate these to the customers concerned.

4.3	In the event of there being Defective Products, and the quantity of the Defective Products is more than the percentage of defective allowance granted by FWW to FGI, FGI shall be entitled to, within a reasonable amount of time (such time to be determined by both parties and to be referred to as a “Cure Period”):

A)	request that such Defective Products be replaced by goods of contractual quality within a Cure Period;

B)	request that the defects be rectified within a Cure Period; or

C)	demand that the original Product Order be cancelled should FWW be unable to rectify the defects within a Cure Period.

4.4	Should FWW fail to render the performances specified under Section 4.3 subsection A or B, FGI shall be entitled, at the expense of FWW, to procure replacement goods from a third-party source or to cause the defects to be rectified by itself or a third party.

4.5	In all the cases mentioned under Section 4.3 the right to enforce claims for damages shall remain reserved by FGI.

4.6	The conditions of this Section apply to Defective Products which are not discovered during the Inspection Period for up to one (1) year starting from date when the Products were delivered to FGI.

4.7	FWW's guarantees under this Section shall extend to cover any and all Products produced and/or delivered by its subcontractors.

4.8	Any rejected Products returned to FWW by FGI must be destroyed by FWW.

5.	Intellectual Property Rights

5.1	All intellectual property rights relating to the Products solely developed by FGI or developed in collaboration with FWW exclusively for FGI shall be the exclusive property of FGI. FWW shall not develop, offer or sell any Products that make use of the intellectual property rights belonging to FGI.

5.2	FGI shall decide whether its intellectual property rights are to be registered with the responsible authorities. In the event of registration, this shall be performed by FGI, whereby FWW shall, if necessary and through mutual agreement of the parties, provide support.

6.	Confidentiality

FWW shall commit to maintaining confidentiality with respect to Products developed specifically for FGI or ordered by FGI, and shall not make any confidential information available to any third parties. FWW shall take measures to ensure that its employees also adhere to this confidentiality obligation.

7.	Termination of this Agreement

7.1	Both parties shall reserve the right to terminate the Agreement upon 90 days of notice to the respective counterparty for any reason whatsoever provided that such notice be provided in the form of either electronic mail or general post;

7.2	Cessation of payment by FGI, or the initiation of bankruptcy proceedings against the assets of FGI shall entitle FWW to terminate the business relationship with immediate effect;

7.3	FGI shall be entitled to terminate this Agreement with immediate effect should FWW violate terms of Sections 5 and 6 of this Agreement

7.4	In the event of this Agreement between FGI and FWW being terminated for any reason whatsoever, FWW shall be obliged:

a)	not in any manner or form to use the brand names or trademarks owned by FGI;·

b)	to surrender to FGI all products and intermediary materials still available which have been marked with the brand names or trademarks owned by FGI; or

c)	at the discretion of FGI to surrender or to destroy the tools, patterns etc. required for the application of FGI’s intellectual property as it relates to the Products covered under this Agreement.

8.	Term of this Agreement

The duration of this Agreement shall be one (1) year from the date of signature by both FGI and FWW. This Agreement would however be automatically renewed every year upon the anniversary date of this Agreement if this Agreement is not terminated in accordance with Section 7 of this agreement. The obligations arising out of this Agreement, in particular Section 5 – 7, shall continue to remain in force even after the termination of this Agreement.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to its conflict of law rules. The parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts within New Jersey.

IN WITNESS WHEREOF, these presents have been executed by authorized signatories for and on behalf of the parties hereto on the day and year first before written.

/s/ Dave Bruce
Dave Bruce, CEO
FGI Industries, Ltd.

/s/ Keh-Jean “Jay” Yeh
Keh-Jean “Jay” Yeh, CEO
Foremost Worldwide Co. Ltd,

APPENDIX

Products	Manufacturer or Factory of Origin	Principal Address	Mark-Up*
Bath furniture products (including, but not limited to, vanities, mirrors, wall-hung cabinetry, components, etc)	MING DIAN FURNITURE CO., LTD	LOT 1D5, 1D6, CN8-CN13 St., TAN BINH IP., HUNG HOA COMMUNE, BAU BANG TOWN BINH DUONG VN	2.5%
Bath furniture products (including, but not limited to, vanities, mirrors, wall-hung cabinetry, components, etc)	TANGSHAN BAOZHU FURNITURE CO., LTD	NO.9, JIXIANG ROAD, LUNAN DISTRICT	2.5%
Bath furniture products (including, but not limited to, vanities, mirrors, wall-hung cabinetry, components etc)	FU SHUN STONE LIMITED	Nan Qiao Industrial District, Guan Qiao Village, Nan An City, Fu Jian Proveince ,China	2.5%
Bath furniture products (including, but not limited to, vanities, mirrors, wall-hung cabinetry, components etc)	TANGSHAN JIXIANG FURNITURE CO., LTD.	NORTH ROAD NO.21, HAIGANG DEVELOPING AREA, TANGSHAN, CHINA	2.5%

*Percentage based on a mark-up above and beyond FWW’s FOB Sales price to FGI for the relevant Product to be sold to FGI.

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